                                                                   EXHIBIT 3.1
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                             3DFX INTERACTIVE, INC.
                            a California Corporation

         The undersigned, Gary Martin and John B. Montgomery, hereby certify that:

         1. They are the duly elected and acting Vice President and Assistant Secretary, respectively, of 3Dfx Interactive, Inc., a California corporation (the "Corporation").

         2. The Articles of Incorporation of the Corporation are amended and restated in their entirety as in Appendix I attached hereto.

         3. The amendments and restatements herein set forth have been duly approved by the Board of Directors of the Corporation.

         4. The amendments herein set forth have been duly approved by the required vote of the shareholders of the Corporation in accordance with Sections 902 and 903 of the California Corporations Code. The total number of shares of Common Stock entitled to vote is 3,753,360, the total number of shares of Series A Preferred Stock entitled to vote is 5,501,979 shares, the total number of shares of Series B Preferred Stock entitled to vote is 5,300,000 shares and the total number of shares of Series C Preferred Stock entitled to vote is 2,514,085. The number of shares voting in favor of the amendments equalled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock, more than 50% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock voting together as a single class, more than 50% of the Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a single class, and more than 50% of the outstanding shares each of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each voting as a separate class.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         Executed on November __ 1996.

                                  ________________________________
                                    Gary Martin, Vice President

_______________________________________
John B. Montgomery, Assistant Secretary

                                   Appendix I



                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                             3DFX INTERACTIVE, INC.
                            a California Corporation



                                    ARTICLE I
                                      NAME

         The name of this corporation is 3Dfx Interactive, Inc. (the "Corporation").


                                   ARTICLE II
                                    PURPOSES

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                   ARTICLE III
                                  CAPITAL STOCK

         The total number of shares of all classes of stock which the Corporation is authorized to issue is 39,666,666, consisting of 25,033,333 shares of Common Stock, no par value, and 14,633,333 shares of Preferred Stock, no par value. The Preferred Stock consists of three series, of which 5,600,000 shares have been designated as Series A Preferred Stock (the "Series A Preferred Stock"), 5,700,000 shares have been designated as Series B Preferred Stock (the "Series B Preferred Stock") and of which 3,333,333 have been designated as Series C Preferred Stock (the "Series C Preferred Stock").

         The relative rights, preferences, privileges and restrictions granted to or imposed on the respective series or classes of capital stock or the holders thereof are as follows:

         Section 1.   Dividends.

                  1.1 Dividend Rights. The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends at an annual rate of $0.10 per share of Series A Preferred Stock (the "Series A Dividend Rate"), $0.22 per share of Series B Preferred Stock (the "Series B Dividend Rate") and $0.375 per share of Series C Preferred Stock (the "Series C Dividend Rate") payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock unless declared by the Board of Directors.

                  Without limiting the foregoing, no distribution shall be made in respect of the Common Stock unless the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall receive a proportionate share of any such distribution as though the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are then convertible.

                  1.2 Definition of Distribution. For purposes of this Section 1, unless the context otherwise requires, a "distribution" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

                  1.3 Certain Repurchases not Distributions. As authorized by
Section 402.5(c) of the California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to repurchases by the Corporation of shares of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase.

                  Section 2.  Liquidation Preference.

                           (a) In the event of any liquidation, dissolution or
winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

                                    (i) Each series of Preferred Stock shall be
entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share as may be fixed for such series (the "Preferential Amount"). The Preferential Amount shall be $1.00 for each share of Series A Preferred Stock, $2.20 for each share of Series B Preferred Stock and $3.75 for each share of Series C Preferred Stock, adjusted for any stock split, combination, consolidation, or stock distributions or stock dividends with respect to such shares, plus an amount equal to all declared but unpaid dividends on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as provided in Section 1 above. If the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid Preferential Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the respective Preferential Amounts which each such holder is entitled to receive pursuant to this Section 2(a)(i).

                                    (ii) After payment has been made to the
holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the full amounts to which they shall be entitled as set forth in Section 2(a)(i) above, then the holders of the Common Stock shall be entitled to receive an amount per share equal to (as such amount shall be adjusted to reflect subdivisions and combinations of shares and stock dividends), $0.10 with respect to each outstanding share of Common Stock, plus an amount equal to all declared and unpaid dividends with respect to such share. If the assets and funds legally available for distribution among the holders of Common Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then such assets and funds shall be distributed ratably among the holders of Common Stock in proportion to the total preferential amount which each such holder is entitled to receive pursuant to this Section 2(a)(ii).

                                    (iii) Any assets remaining after the
distributions pursuant to Sections 2(a)(i) and (ii) shall be distributed on a pro rata basis to the holders of Common Stock and Preferred Stock based on the number of shares (assuming conversion of each holder's shares of Preferred Stock into the number of shares of Common Stock into which such holder's Preferred Stock is then convertible, as adjusted from time to time pursuant to Section 4 hereof) then held by each holder of Common Stock and Preferred Stock.

                           (b)      (i) If the Corporation should sell all
or substantially all of its assets, or should consolidate or merge with or into any other corporation or corporations (other than wholly-owned subsidiaries of the Corporation), or should engage in a transaction or series of related transactions after the Series A Original Issue Date, as hereinafter defined, in which more than 50% of the voting power of the Corporation is disposed, then such sale, merger or other transaction shall be treated as a liquidation subject to this Section 2.

                                    (ii) In any of such events, if the
consideration received by the Corporation is other than cash or indebtedness, its value will be deemed to be its fair market value. In the case of securities, fair market value shall be determined as follows:

                                             (A) Securities not subject to
investment letter or other similar restrictions on free marketability:

                                                     (I) If traded on a
securities exchange, or over-the-counter as a NASDAQ National Market System security, the value shall be deemed to be the average of the closing prices of the securities on such exchange or NASDAQ National Market System over the 30-day period ending three (3) days prior to the closing;

                                                     (II)  If actively traded
over-the-counter (but not on the National Market System), the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                                                     (III) If there is no active
public market, the value shall be the fair market value thereof, as determined by the unanimous consent or vote of the Board of Directors and such determination shall be binding upon the holders of the Preferred Stock; and

                                             (B) The method of valuation of
securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (A) (I), (II) or (III) to reflect the approximate fair market value thereof, as determined by the unanimous consent or vote of the Board of Directors and such determination shall be binding upon the shareholders.

                           (c)  The liquidation preference of holders of
Preferred Stock provided herein shall not be deemed to be impaired by distributions made by the Corporation in connection with the repurchase of Reserved Shares, as hereinafter defined, from former employees or consultants upon termination of their employment or services pursuant to stock restriction agreements between the Corporation and such persons approved by the Corporation's Board of Directors, and such holders shall be deemed to have consented to such repurchases.

                  Section 3. Voting Rights.

                           (a) General. Except with respect to the election of
directors of the Corporation as set forth below, the holder of each share of Common Stock issued and outstanding shall have one vote and each holder of Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which such holder's shares of Preferred Stock are then convertible, as adjusted from time to time pursuant to
Section 4 hereof, at the record date for determination of the shareholders entitled to vote on such matters or, if no record date is established, at the date such vote is taken or any written consent of shareholders is first solicited. The holders of Preferred Stock shall be entitled to receive notice, together with the holders of Common Stock, of all shareholder meetings even if only the holders of Common Stock are entitled to vote on the issues addressed at such meeting.

                           (b) Board of Directors. The authorized number of
directors shall be set forth in the Bylaws of the Corporation and may be increased or decreased by an amendment to such Bylaws in accordance with their provisions. As long as there are at least 2,000,000 shares of Preferred Stock issued and outstanding, of the authorized number of members of the Corporation's Board of Directors:

                                    (i) the holders of Series A Preferred Stock
voting separately as a class shall be entitled to elect two (2) directors (and to fill any vacancies with respect thereto), with each holder of Series A Preferred Stock entitled to the number of votes determined as provided in
Section 3(a) above;

                                    (ii) the holders of Series B Preferred Stock
voting separately as a class shall be entitled to elect one (1) director (and to fill any vacancies with respect thereto), with each holder of Series B Preferred Stock entitled to the number of votes determined as provided in Section 3(a) above;

                                    (iii) the holders of Series C Preferred
Stock voting separately as a class shall be entitled to elect one (1) director (and to fill any vacancies with respect thereto), with each holder of Series C Preferred Stock entitled to the number of votes determined as provided in
Section 3(a) above; and

                                    (iv) the holders of Common Stock voting
separately as a class shall be entitled to elect three (3) directors to be elected (and to fill any vacancies with respect thereto).

Subject to Section 302 and Section 303 of the California Corporations Code, any director who shall have been elected by a specified group of shareholders may be removed during the aforesaid term of office, either for or without cause, by and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such shareholders duly called or by an action by written consent for that purpose.

                  Section 4. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                           (a) Right to Convert.

                                    (i) Optional Conversion. Each share of
Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined in the case of the Series A Preferred Stock, by dividing $1.00 by the Series A Conversion Price at the time in effect, as is determined in the case of the Series B Preferred Stock, by dividing $2.20 by the Series B Conversion Price at the time in effect and as is determined in the case of the Series C Preferred Stock, by dividing $3.75 by the Series C Conversion Price at the time in effect. As of the effective date of these Restated Articles of Incorporation, the Series A Conversion Price shall be $1.00, the Series B Conversion Price shall be $2.20 and the Series C Conversion Price shall be $3.75. Such initial Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be subject to adjustment as set forth below.

                                    (ii) Series A Preferred Stock. Each share of
Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Price then in effect upon the earlier of (1) the affirmative vote of holders of 66 2/3 percent of the Series A Preferred, (2) the date on which fewer than 50,000 shares of Series A Preferred Stock (appropriately adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares) remain outstanding or (3) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share (before deduction of underwriter discounts and commissions and offering expenses) of not less than $6.60 per share (as adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares) and an aggregate offering price to the public of not less than $15,000,000.


                                    (iii) Series B Preferred Stock. Each share
of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Series B Conversion Price then in effect upon the earlier of
(1) the affirmative vote of holders of 66 2/3 percent of the Series B Preferred
(2) the date on which fewer than 50,000 shares of Series B Preferred Stock (appropriately adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares) remain outstanding or (3) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share (before deduction of underwriter discounts and commissions and offering expenses) of not less than $6.60 per share (appropriately adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares) and an aggregate offering price to the public of not less than $15,000,000.

                                    (iv) Series C Preferred Stock. Each share of
Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Series C Conversion Price then in effect upon the earlier of (1) the affirmative vote of holders of 66 2/3 percent of the Series C Preferred (2) the date on which fewer than 50,000 shares of Series C Preferred Stock (appropriately adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares) remain outstanding or (3) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share (before deduction of underwriter discounts and commissions and offering expenses) of not less than $6.60 per share (appropriately adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares) and an aggregate offering price to the public of not less than $15,000,000.

                                    (v) In the event of the automatic conversion
of the Series A, Series B or Series C Preferred Stock as set forth in Sections 4
(a)(ii)(3), 4(a)(iii)(3) and 4(a)(iv)(3) above, the person(s) entitled to receive the Common Stock issuable upon such conversion shall not be deemed to have converted such shares until immediately prior to the closing of such sale of securities causing the conversion, at which time the Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the

Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Preferred Stock being converted are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder notifies the Corporation or its transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the automatic conversion of the Preferred Stock, the holders of the Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

                                    (vi) Upon conversion of the Preferred Stock,
the Common Stock so issued shall be duly and validly issued, fully paid and nonassessable shares of the Corporation.

                           (b) Mechanics of Conversion. No fractional shares of
Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective conversion price for a particular series of Preferred Stock (a "Conversion Price"). Except as provided in Sections 4(a)(ii), 4 (a)(iii) and 4(a)(iv), before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash payable in lieu of fractional shares of Common Stock (after aggregating all shares of Common Stock issuable to such holder of Preferred Stock upon conversion of the number of shares of Preferred Stock at the time being converted). In addition, if less than all of the shares represented by such certificates are surrendered for conversion pursuant to Section 4(a)(i), the Corporation shall issue and deliver to such holder a new certificate for the balance of the shares of Preferred Stock not so converted. Except as provided in Sections 4(a)(ii), 4(a)(iii) and 4(a)(iv), such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of such Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common

Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock issuable upon such conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                           (c) Adjustment to Conversion Price for Diluting
Issues.

                                    (i) Special Definitions. For purposes of
this Section 4(c), the following definitions shall apply:

                                             (1) "Convertible Securities" shall
mean any evidences of indebtedness, shares (other than Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                                             (2) "Options" shall mean rights,
options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities, except for those issued to officers or employees of, or consultants to, the Corporation as provided in Section 4(c)(i)(6)(B).

                                             (3) "Series A Original Issue Date"
shall mean March 13, 1995.

                                             (4) "Dilutive Financing" means any
issuance or deemed issuance of Additional Shares of Common Stock after the Series A Original Issue Date for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such sale.

                                             (5) "New Securities" means shares
of Common Stock, Preferred Stock or any other class of capital stock of the Company, whether or not now authorized, securities of any type that are convertible into shares of such capital stock, and options, warrants or rights to acquire shares of such capital stock. Notwithstanding the foregoing, the term "New Securities" will not include: (A) securities issued in connection with bona fide equipment lease or working capital debt financings with lending institutions; (B) securities offered to the public pursuant to a registration statement filed under the Securities Act; (C) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets, or other reorganization whereby the Company owns not less than fifty-one percent (51%) of the voting power of such corporation; (D) securities issued upon exercise or conversion of options, warrants and other convertible securities outstanding on the date of filing of these Amended and Restated Articles of Incorporation, excluding Reserved Shares; and (E) shares of Common Stock or Preferred Stock issued in connection with any stock split, stock dividend or recapitalization by the Company in which all classes and series of capital stock are adjusted equally.

                                             (6) "Additional Shares of Common
Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 4(c)(iii), deemed to be issued) by the Corporation after the Series A Original Issue Date including New Securities, other than shares of Common Stock issued or issuable:

                                                     (A) upon conversion of
shares of Preferred Stock;

                                                     (B) to officers or
employees of, or consultants to, the Corporation pursuant to a stock grant, stock option plan, stock purchase plan or other stock incentive agreement (collectively, the "Plans"), (collectively, the "Reserved Shares") up to an aggregate of 3,500,000 shares;

                                                     (C) as a dividend or
distribution on Preferred Stock;

                                                     (D) as securities excluded
from the definition of New Securities in Section 4(c)(i)(5);

                                                     (E) following a vote of the
holders of 66 2/3% of the Preferred Stock voting on the basis of the number of shares of Common Stock into which each holder's shares of Preferred Stock are then convertible, as adjusted from time to time pursuant to Section 4 hereof, that designated shares of Common Stock issued or deemed to be issued shall not constitute Additional Shares of Common Stock; and

                                                     (F) in connection with any
transaction for which adjustment is made pursuant to Section 4(d) hereof.

                                    (ii) No Adjustment of Conversion Price. No
                           adjustment in the Conversion Price of a share of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issuance, for such share of Preferred Stock.

                                    (iii) Deemed Issue of Additional Shares of
Common Stock.

                                             (1) Options and Convertible
Securities. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(c)(vi) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and, provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                                     (A) no further adjustment
in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                                     (B) if such Options or
Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease, insofar as it affects such Conversion Price, but no further change in the Conversion Price shall be made upon the exercise, conversion or exchange of such Options or Convertible Securities, and no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Stock;

                                                     (C) if any such Options or
Convertible Securities shall expire or be cancelled without having been exercised or converted, the Conversion Price as adjusted upon the original issuance thereof (or upon the occurrence of a record date with respect thereto) shall be readjusted as if

                                                              (I) in the case of
Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock so issued were shares of Common Stock, if any, actually issued or sold on the exercise of such Options or the conversion or exchange of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities; and

                                                              (II) in the case
of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                                     (D) no readjustment
pursuant to clauses (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date (immediately prior to the adjustment), or
(ii) the Conversion Price that would have resulted from any actual issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                                    (iv) Adjustment of Conversion Price Upon
Issuance of Additional Shares of Common Stock. Subject to Section 4(c)(ii), the Conversion Price of each series of Preferred Stock shall be subject to adjustment under this Section 4(c)(iv) as follows:

                                             (1) In the event the Corporation
shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant Section

4(c)(iii)), without consideration or for a consideration per share less than a particular Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, any such Conversion Price shall be reduced, concurrently with such issue, to the price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided, however, that, for the purposes of this Section 4(c)(iv), all shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock shall be deemed to be outstanding; and, further provided, that any Additional Shares of Common Stock deemed issued pursuant to Section 4(c)(iii) shall be deemed to be outstanding.

                                    (v) Adjustment of Conversion Price of Series
C Preferred Stock Upon Certain Financings. The Conversion Price of the Series C Preferred Stock shall be subject to adjustment under this Section 4(c)(v) as follows:

                                             (1) In the event the Corporation
shall issue shares of equity securities other than shares of Series C Preferred Stock in an equity financing resulting in gross cash proceeds to the Company of at least $1,000,000 (a "Financing"), for a consideration per share that is less than 125% of the Series C Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series C Conversion Price shall be reduced, concurrently with such issue, to the price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be 80% of the consideration per share in the Financing and (y) the denominator of which shall be such Conversion Price.

                                    (vi) Determination of Consideration. For
purposes of this Section 4(c), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

                                             (1) Cash and Property. Such
consideration shall:

                                                     (A) insofar as it consists
of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                                     (B) insofar as it consists
of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                                     (C) in the event Additional
Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, by the proportion of such consideration so received, computed as provided in clauses
(A) and (B) above, as determined in good faith by the Board of Directors.

                                            (2) Options and Convertible
Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(c)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing:

                                                     (A) the total amount, if
any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                                     (B) the maximum number of
shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           (d) Adjustments for Stock Dividends, Distributions,
Subdivisions, Combinations or Consolidations of Common Stock.

                                    (i) Stock Dividends, Distributions or
Subdivisions. In the event the Corporation shall issue shares of Common Stock pursuant to a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall concurrently with such stock dividend, stock distribution or subdivision, be proportionately decreased.

                                    (ii) Combinations or Consolidations. In the
event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                                    (iii) Adjustments for Other Distributions.
In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4(c) or (d) or as otherwise provided in Section 1, then, and in each such event, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4(c) or (d) with respect to the rights of the holders of the Preferred Stock.

                                    (iv) Adjustments for Reclassification,
Exchange, and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of their Prefer red Stock immediately before that change.

                           (e) No Impairment. The Corporation will not, by
amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any other terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                           (f) Reservation of Stock Issuable Upon Conversion.
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holders of Preferred Stock, the Corporation will take such corporate actions as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                           (g) Certificate as to Adjustments. Upon the
occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock.

                           (h) Notices of Record Date. In the event that the
Corporation shall propose at any time:

                                    (i) to declare any dividend or distribution
upon the Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, other than distributions to shareholders in connection with the repurchase of Reserved Shares of former employees or consultants, to which the holders of Preferred Stock have consented in Section 2(c) hereof; or

                                    (ii) to offer for subscription to the
holders of any class or series of its capital stock any additional shares of stock of any class or series or any other rights; or

                                    (iii) to effect any reclassification or
recapitalization; or

                                    (iv) to merge or consolidate with or into
any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up, or to effect any other transaction subject to the provisions of Section 2 of these Amended and Restated Articles of Incorporation;

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

                                            (1) at least 20 days' prior written
notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining the rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                                            (2) in the case of the matters
referred to in (iii) and (iv) above, at least 20 days' prior written notice of the date of a shareholders meeting at which a vote on such matters shall take place or the effective date of any written consent (and specifying the material terms and conditions of the proposed transaction or event and the date on which the holders of Preferred Stock and Common Stock shall be entitled to exchange their Preferred Stock and Common Stock for securities or other property deliverable upon the occurrence of such event and the amount of securities or other property deliverable upon such event).

                                    Each such written notice shall be given
personally or by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation.

                  Section 5. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

                  Section 6. Protective Provisions.

                           (a) Series A Preferred Stock. In addition to any
other rights provided by law and without limiting Section 6(d) below, so long as at least 50,000 shares of Series A Preferred Stock (as such number may be adjusted for stock splits, combinations, consolidations and stock distributions or dividends) shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock voting as a separate class (based on the number of shares of Common Stock into which each holder's Series A Preferred Stock is then convertible, as adjusted from time to time pursuant to
Section 4 hereof):

                                    (i) amend or repeal any provision of, or add
any provision to, this Corporation's Articles of Incorporation or bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock in a material and adverse manner or alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series B or Series C Preferred Stock if such alteration or change would affect the Series A Preferred Stock in a material and adverse manner;

                                    (ii) increase the authorized number of
shares of Series A Preferred Stock; and

                                    (iii) authorize or issue any new shares or
reclassify any Common Stock into shares of any class or series of stock senior to or on parity with the Series A Preferred Stock as to dividends, redemption rights, liquidation preferences, conversion rights, voting rights or otherwise.


                           (b) Series B Preferred Stock. In addition to any
other rights provided by law and without limiting Section 6(d) below, so long as at least 50,000 shares of Series B Preferred Stock (as such number may be adjusted for stock splits, combinations, consolidations and stock distributions or dividends) shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock voting as a separate class (based on the number of shares of Common Stock into which each holder's Series B Preferred Stock is then convertible, as adjusted from time to time pursuant to
Section 4 hereof):

                                    (i) amend or repeal any provision of, or add
any provision to, this Corporation's Articles of Incorporation or bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock in a material and adverse manner or alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series A or Series C Preferred Stock if such alteration or change would affect the Series B Preferred Stock in a material and adverse manner;

                                    (ii) increase the authorized number of
shares of Series B Preferred Stock; and

                                    (iii) authorize or issue any new shares or
reclassify any Common Stock into shares of any class or series of stock senior to or on parity with the Series B Preferred Stock as to dividends, redemption rights, liquidation preferences, conversion rights, voting rights or otherwise.

                           (c) Series C Preferred Stock. In addition to any
other rights provided by law and without limiting Section 6(d) below, so long as at least 50,000 shares of Series C Preferred Stock (as such number may be adjusted for stock splits, combinations, consolidations and stock distributions or dividends) shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock voting as a separate class (based on the number of shares of Common Stock into which each holder's Series C Preferred Stock is then convertible, as adjusted from time to time pursuant to
Section 4 hereof):

                                    (i) amend or repeal any provision of, or add
any provision to, this Corporation's Articles of Incorporation or bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred Stock in a material and adverse manner or alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series A or Series B Preferred Stock if such alteration or change would affect the Series C Preferred Stock in a material and adverse manner;

                                    (ii) increase the authorized number of
shares of Series C Preferred Stock; and

                                    (iii) authorize or issue any new shares or
reclassify any Common Stock into shares of any class or series of stock senior to or on parity with the Series C Preferred Stock as to dividends, redemption rights, liquidation preferences, conversion rights, voting rights or otherwise.

                           (d) In addition to any other rights provided by law
and without limiting the foregoing, so long as any shares of any series of Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of such series of Preferred Stock voting as a separate class (based on the number of shares of Common Stock into which each holder's Preferred Stock is then convertible, as adjusted from time to time pursuant to
Section 4 hereof), take any action to amend the Articles of Incorporation in which the dividend, liquidation preference, conversion, voting, redemption or other rights of such series of Preferred Stock will be adversely affected. In addition to any other rights provided by law and without limiting the foregoing, so long as any shares of any series of Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Preferred Stock voting as a separate class (based on the number of shares of Common Stock into which each holder's Preferred Stock is then convertible, as adjusted from time to time pursuant to Section 4 hereof), take any action to:

                                    (i) sell or otherwise dispose of all or
substantially all of the assets or business of the Corporation;

                                    (ii) effect a consolidation, reorganization
or merger of the Corporation with or into any other corporation, or any other transaction in which ownership of a majority of the Corporation's capital stock is transferred;

                                    (iii) authorize or issue any new shares or
reclassify any Common Stock into shares of any class or series of stock senior to or on parity with the Series A, Series B and/or C Preferred Stock as to dividends, redemption rights, liquidation preferences, conversion rights, voting rights or otherwise;

                                    (iv) increase the authorized number of
directors of this Corporation to more than seven (7), without the unanimous approval (by vote or written consent) of all of the directors then in office (including, without limitation, the directors elected by the holders of Preferred Stock).

                                   ARTICLE IV
                             LIMITATION OF LIABILITY

         The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Any repeal or modification of this Article IV, or the adoption of any provision of the Articles of Incorporation inconsistent with this Article IV, shall only be prospective and shall not adversely affect the rights under this Article IV in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability.


                                    ARTICLE V
                                 INDEMNIFICATION

         The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through By-law provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits on indemnification set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation or its shareholders. Any repeal or modification of this Article V, or the adoption of any provision of the Articles of Incorporation inconsistent with this Article V, shall only be prospective and shall not adversely affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to indemnification.